Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the historical financial statements of CBRE Holding and Insignia included elsewhere in this Form 8-K. The unaudited pro forma combined balance sheet as of December 31, 2002 gives effect to the Insignia acquisition and the related transactions as if they had occurred on December 31, 2002. The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2002 gives effect to the Insignia acquisition and the related transactions as if they had occurred on January 1, 2002. The pro forma amounts presented also give effect to (1) the sale by Insignia of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, which we refer to in this Form 8-K as the “residential real estate services subsidiaries,” to Montauk Battery Realty, LLC on March 14, 2003 for net proceeds of $64.8 million in cash, after transaction costs, and (2) the assumed sale of Insignia’s real estate investment assets, which we refer to in this Form 8-K as the “designated real estate assets,” prior to the closing of the Insignia acquisition in a sale transaction for cash consideration of $45.0 million net of expenses. All of the aforementioned transactions are collectively referred to in this Form 8-K as the “pro forma transactions.”

If the sale of the designated real estate assets is not completed by the date of the closing of the Insignia acquisition, the pro forma effects will differ from the unaudited pro forma financial information presented below. For a description of these differences, see note (a) to the unaudited pro forma combined balance sheet as of December 31, 2002.

The Blum funds have committed to fund up to $45.0 million of additional common or preferred stock or debt securities to CBRE Holding or a subsidiary of CBRE Holding, which will be substituted for the anticipated cash proceeds from the sale of the designated real estate assets, to the extent such assets have not been sold prior to the closing of the Insignia acquisition for net proceeds of at least $45.0 million.

This unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what CBRE Holding’s results of operations or financial position would actually have been had the Insignia acquisition and the related transactions in fact occurred on the dates specified, nor does the information purport to project CBRE Holding’s results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon completion of the Insignia acquisition and the related transactions.

Once we have determined the final purchase price to be paid in connection with the Insignia acquisition, completed the valuation studies necessary to finalize the required purchase price allocations and identified any changes necessary to conform Insignia’s financial presentation to ours, the unaudited pro forma financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma combined balance sheet and the unaudited pro forma combined statement of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material. Upon consummation of the Insignia acquisition and the related transactions, we intend to sell any remaining designated real estate assets. There currently is no agreement in place for the sale of the designated real estate assets and there can be no assurance that a sale will be completed on favorable terms or at all. If such a sale transaction is completed but does not conform to our assumptions regarding the terms thereof, such a transaction could materially change the unaudited pro forma financial information presented in this Form 8-K.

This unaudited pro forma financial information does not give effect to $34.0 million of costs incurred by Insignia during 2002 related to (1) the compensation of senior executive management personnel who will not join CBRE Holding after the Insignia acquisition, (2) administrative and support costs associated with those executives and (3) human resources, accounting and other administrative functions that overlap with ours. We expect to eliminate these costs as part of a detailed integration plan developed in connection with the Insignia acquisition. However, we cannot assure you as to when or if these expected cost savings will be realized. As we continue to implement our integration plan, a portion of the costs that we expect to save may relate to the elimination of certain of our own personnel. For a more detailed description of these expected cost savings, see the caption “The Insignia Acquisition and Related Transactions” in Item 9. For a more detailed description of the risks related to these expected cost savings, see “Risk Factors—Risks Relating to Our Business—We cannot assure you as to when of if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition” in Item 9.

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2002

(in thousands, except per share data)

	Historical		Pro Forma Adjustments			Pro Forma Combined
	CBRE Holding	Insignia	Dispositions (a)	Insignia Acquisition
ASSETS
Current Assets:
Cash and cash equivalents	$79,701	$111,513	$41,119	$(32,313	) (b)	$200,020
Restricted cash	—	21,518	(4,023)	—		17,495
Receivables, less allowance for doubtful accounts	166,213	155,321	(4,233)	—		317,301
Warehouse receivable	63,140	—	—	—		63,140
Prepaid expenses	9,748	21,312	(3,024)	—		28,036
Deferred tax assets, net	18,723	—	—	—		18,723
Other current assets	8,415	12,851	(7,865)	—		13,401

Total current assets	345,940	322,515	21,974	(32,313)		658,116
Property and equipment, net	66,634	55,614	(12,681)	—		109,567
Goodwill	577,137	289,561	(34,117)	(107,091	) (c)(d)	725,490
Other intangible assets, net of accumulated amortization	91,082	17,611	(11,999)	47,062	(e)	143,756
Cash surrender value of insurance policies, deferred compensation plan	63,642	—	—	—		63,642
Investments in and advances to unconsolidated subsidiaries	50,208	1,314	—	—		51,522
Real estate investments, net	—	134,135	(134,135)	—		—
Deferred tax assets, net	36,376	47,609	(4,027)	(24,069	) (f)	55,889
Other assets	93,857	4,480	—	68,098	(g)	166,435

Total assets	$1,324,876	$872,839	$(174,985)	$(48,313)		$1,974,417

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$102,415	$44,518	$(19,890)	$35,027	(h)	$162,070
Compensation and employee benefits payable	63,734	77,765	(931)	—		140,568
Accrued bonus and profit sharing	103,858	52,324	(4,723)	—		151,459
Income taxes payable	15,451	7,175	—	—		22,626
Short-term borrowings:
Warehouse line of credit	63,140	—	—	—		63,140
Other	47,925	—	—	—		47,925

Total short-term borrowings	111,065	—	—	—		111,065
Current maturities of long-term debt	10,711	17,301	(412)	750	(i)	28,350

Total current liabilities	407,234	199,083	(25,956)	35,777		616,138
Long-term Debt:
Senior secured term loans	211,000	—	—	74,250	(i)	285,250
% senior notes	—	—	—	200,000	(i)	200,000
11 ¼% senior subordinated notes, net of unamortized discount of $3,057	225,943	—	—	—		225,943

(continued on next page)

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2002

(in thousands, except per share data)

	Historical		Pro Forma Adjustments				Pro Forma Combined
	CBRE Holding	Insignia	Asset Dispositions (a)		Insignia Acquisition

LIABILITIES & STOCKHOLDERS’ EQUITY (continued)
16% senior notes, net of unamortized discount of $5,107	$61,863	$—	$—		$—		$61,863
Notes payable	—	110,000	(67,000)		(43,000	) (i)	—
Real estate mortgage notes	—	66,383	(66,383)		—		—
Other long-term debt	12,327	—	—		—		12,327

Total long-term debt	511,133	176,383	(133,383)		231,250		785,383
Deferred compensation liability	106,252	21,192	—		—		127,444
Deferred tax liabilities	—	15,795	(949)		(14,846	) (f)	—
Other liabilities	43,301	45,057	(233)		371	(j)	88,496

Total liabilities	1,067,920	457,510	(160,521)		252,552		1,617,461
Minority Interest	5,615	—	—		—		5,615
Commitments and contingencies
Stockholders’ Equity:
Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 250,000 Series A shares and 125,000 Series B shares issued and outstanding—actual, no shares issued and outstanding pro forma	—	4	—		(4	) (k)	—
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 1,793,254 shares issued and outstanding (including treasury shares)—actual and pro forma	17	—	—		—		17
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 12,624,813 shares issued and outstanding—actual, 18,874,813 shares issued and outstanding pro forma	127	—	—		63	(k)	190
Common Stock, $0.01 par value, 80,000,000 shares authorized, 23,248,242 shares issued and outstanding (net of 1,502,600 treasury shares)—actual, no shares issued and outstanding pro forma	—	232	—		(232	) (k)	—
Additional paid-in capital	240,574	437,622	(150,367	) (k)	(187,318	) (k)	340,511
Notes receivable from sale of stock	(4,800)	(1,193)	—		1,193	(k)	(4,800)
Accumulated earnings (deficit)	36,153	(16,241)	135,903	(k)	(119,662	) (k)	36,153
Accumulated other comprehensive loss	(18,998)	(5,095)	—		5,095	(k)	(18,998)
Treasury stock at cost, 110,174 shares	(1,732)	—	—		—		(1,732)

Total stockholders’ equity	251,341	415,329	(14,464)		(300,865)		351,341

Total liabilities & stockholders’ equity	$1,324,876	$872,839	$(174,985)		$(48,313)		$1,974,417

Notes to Unaudited Pro Forma Combined Balance Sheet

as of December 31, 2002

(a)	Reflects (1) the sale by Insignia of the residential real estate services subsidiaries for a gross purchase price of $66.8 million in cash, which sale was consummated on March 14, 2003, (2) the subsequent repayment of Insignia’s revolving credit facility with the net proceeds from the sale of the residential real estate services subsidiaries and (3) the contemplated sale of the designated real estate assets for cash consideration of $45.0 million, net of selling expenses and the repayment or assumption of related debt, which represents our estimate of the fair value of these net assets. For purposes of the unaudited pro forma combined balance sheet, both of these dispositions were assumed to have occurred immediately prior to the closing of the Insignia acquisition. Accordingly, the differences between the assumed proceeds from actual and contemplated dispositions of the residential real estate services subsidiaries and the designated real estate assets and their historical book value have been recorded as an adjustment to Insignia’s historical equity. The assumed cash proceeds from the dispositions have been reflected as if the dispositions had closed as of December 31, 2002, however the proceeds from the sale of the designated real estate assets have not been applied to a particular use for purposes of the unaudited pro forma combined balance sheet. In the event the designated real estate assets are not sold, in whole or in part, prior to the closing of the Insignia acquisition, or if the net proceeds from the sale of the designated real estate assets are less than $45.0 million in the aggregate, the Blum funds have committed to contribute up to $45.0 million in cash of additional common or preferred stock or debt securities financing to CBRE Holding or a subsidiary of CBRE Holding that is expected to purchase the designated real estate assets on or prior to the closing of the Insignia acquisition. For a more detailed description of the Blum funds’ additional common or preferred stock or debt securities investment, see the information included under the caption “The Insignia Acquisition and Related Transactions” in Item 9. In the event that the designated real estate assets are not sold prior to the closing of the Insignia acquisition, the impact on the unaudited pro forma combined balance sheet would include the following:

•	the elimination of the assumed net sale proceeds of $45.0 million and associated expenses;

•	the inclusion of the designated real estate assets in the unaudited pro forma combined balance sheet as property held for sale at estimated fair value;

•	the inclusion of up to $66.8 million in real estate mortgage notes;

•	the contribution of cash from the Blum funds in an amount up to $45.0 million;

•	the issuance by CBRE Holding or one of its subsidiaries of additional common or preferred stock or debt securities to the Blum funds based on the amount of the Blum funds’ additional investment; and

•	an adjustment to goodwill representing the difference between $45.0 million and the estimated fair value of the net investment in the designated real estate assets.

Cash and cash equivalents of $41.1 million related to asset dispositions consists of the following:

(in thousands)
Historical cash and cash equivalents related to disposed assets	$(1,631)
Net proceeds from the sale of the residential real estate services subsidiaries	64,750
Repayment of Insignia’s revolving credit facility with the proceeds from the sale of the residential real estate services subsidiaries	(67,000)
Net proceeds from the contemplated sale of the designated real estate assets	45,000

Cash and cash equivalents—asset dispositions	$41,119

(b)	Reflects the net effect of the pro forma transactions on cash and cash equivalents as follows:

(in thousands)
Sources:
Additional tranche B term loan borrowings (note (i))	$75,000
% senior notes due 2010 (note (i))	200,000
Equity contribution from the Blum funds (note (k))	100,000

Total sources	$375,000
Uses:
Purchase of public shares of Insignia (24,000,000 shares at $11.00 per share, net of repayment of notes receivable from sale of stock, notes (c) and (k))	$(262,807)
Purchase of Series A and Series B preferred shares of Insignia (375,000 shares at $100.00 per share, notes (c) and (k))	(37,500)
Settlement of outstanding stock options of Insignia (note (c))	(7,406)
Change of control, severance payments and other (notes (c) and (h))	(24,500)
Payment of transaction costs, net of financing costs (note (c))	(13,300)
Repayment of Insignia’s revolving credit facility (note (i))	(28,000)
Repayment of Insignia’s subordinated credit facility (note (i))	(15,000)
Payment of financing costs (note (g))	(18,800)

Total uses	(407,313)

Change in cash and cash equivalents	$(32,313)

We anticipate incurring approximately $144.1 million in costs associated with the pro forma transactions. These costs include change of control payments, employee severance, facilities closure costs, retention payments, integration costs, financing costs and other transaction costs. The payment schedule for, and accounting treatment of, such costs is expected to be as follows:

	Paid By Closing	Paid Over Time	Total Costs
	(in thousands)
Record as goodwill	$37,800	$41,300	$79,100
Expense as incurred	23,300	15,100	38,400
Record as deferred financing costs/property and equipment	18,800	2,000	20,800
Payout of deferred compensation liability	—	5,800	5,800

Total	$79,900	$64,200	$144,100

The pro forma cash and cash equivalents balance of $200.0 million as of December 31, 2002 is significantly higher than what we would have had historically as of December 31, 2002. This excess cash balance is the result of the assumed borrowing of the entire $75.0 million principal balance of the additional tranche B term loan and the issuance of $200.0 million in aggregate principal amount of the assumed notes for purposes of the accompanying unaudited pro forma combined balance sheet. In addition, we have not assumed the application of the $40.1 million in net proceeds from the asset dispositions for any particular use. Typically our borrowing needs increase during the first and second calendar quarters due to the seasonality of our business. In addition, we anticipate the incurrence of non-recurring expenditures associated with the integration of Insignia’s businesses into ours. By closing of the pro forma transactions, we expect that this excess cash will be utilized to fund our seasonal borrowing needs and integration costs associated with the Insignia acquisition, and that additional borrowings may be required under our $90.0 million revolving credit facility.

(c)	The Insignia acquisition will be accounted for under the purchase method of accounting. Accordingly, the total purchase price will be allocated to the assets acquired and the liabilities assumed based upon their respective estimated fair values. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the unaudited pro forma combined balance sheet based on our preliminary assessment. The final allocation of the purchase price may result in significant differences from the pro forma amounts included herein. The final appraisal and purchase price allocation is expected to be finalized within one year after the closing of the Insignia acquisition.

The following represents the calculation of the Insignia purchase price of the Insignia acquisition and the excess purchase price over the estimated fair value of net assets acquired:

(in thousands)
Purchase of public shares of Insignia, net (24,000,000 shares at $11.00 per share)	$262,807
Purchase of Series A and Series B preferred shares of Insignia (375,000 shares at $100.00 per share)	37,500
Settlement of outstanding stock options of Insignia	7,406
Payment of transaction costs, net of financing costs	14,300

Total purchase price	322,013
Less: estimated fair value of net assets acquired (see table below)	(173,660)

Excess purchase price over estimated fair value of net assets acquired	$148,353

Preliminary allocation of the purchase price to the assets and liabilities of Insignia is comprised of the following:

(in thousands)
Assets:
Current assets	$344,489
Property and equipment	42,933
Other intangible assets	52,674
Other assets	55,092
Deferred tax assets, net	19,513

Total assets	$514,701

Liabilities:
Current liabilities	$166,854
Liabilities incurred in connection with the Insignia acquisition	64,800
Notes payable	43,000
All other liabilities	66,387

Total liabilities	341,041

Estimated fair value of net assets acquired	$173,660

(d)	The adjustments to goodwill are comprised of the following:

(in thousands)
Insignia historical goodwill	$(289,561)
Less: Goodwill associated with asset dispositions (note (a))	34,117
Less: Excess purchase price over estimated fair value of net assets acquired	148,353

Net pro forma adjustments to goodwill	$107,091

(e)	The adjustments to other intangible assets are comprised of the following:

(in thousands)
Fair value of definite life intangible assets	$27,674
Fair value of Richard Ellis trade name in the United Kingdom	25,000
Write-off of the historical book value of Insignia’s intangible assets	(5,612)

Net pro forma adjustments to other intangible assets	$47,062

Definite life intangible assets are primarily comprised of property management contracts in the United States, the United Kingdom, France and other European operations, which will be amortized over their estimated useful lives of up to six years. The Richard Ellis trade name in the United Kingdom is assumed to have an indefinite life and accordingly will not be amortized. The trade name will be subject to at least an annual review for impairment.

(f)	Represents the net adjustment to reflect the tax effect of the pro forma adjustments at applicable statutory rates. Deferred taxes are subject to the final appraisal and purchase price allocation to assets and liabilities other than goodwill. The adjustment also includes the reclassification of $15.8 million of Insignia’s deferred tax liabilities as a reduction to deferred tax assets to conform to CBRE Holding’s presentation.

(g)	The adjustments to other assets are comprised of the following:

(in thousands)
Fair value of Insignia’s net revenue backlog as of December 31, 2002	$50,000
Fair value of Insignia’s below market leases	1,650
Financing costs associated with debt issued in connection with the pro forma transactions	18,800
Write-off of deferred financing costs of Insignia’s debt to be repaid	(2,352)

Net pro forma adjustments to other assets	$68,098

Fair value of Insignia’s net revenue backlog as of December 31, 2002 represents the backlog of Insignia’s revenue producing transactions acquired by us in the Insignia acquisition. The backlog consists of commissions receivable on leasing transactions, which are expected to be completed by Insignia prior to the Insignia acquisition. Purchase accounting rules under generally accepted accounting principles in the United States require these commissions to be recorded as an intangible asset purchased. This asset will be amortized as cash is received upon final closing of these pipeline transactions.

Financing costs represent our estimate of transaction fees and costs directly attributable to the financings related to the pro forma transactions. Costs will be allocated to each debt instrument based on specific identification or as a percentage of face value, as appropriate. Such costs will be amortized over the term of the appropriate debt instrument.

(h)	The adjustments to accounts payable and accrued expenses are comprised of the following:

(in thousands)
Write-off of Insignia’s existing net deferred revenue	$(6,273)
Accrued severance and other contractual obligations	31,000
Accrued facilities closure costs	9,300
Accrued transaction costs	1,000

Net pro forma adjustment to accounts payable and accrued expenses	$35,027

CBRE Holding has recorded as a component of the Insignia purchase price the estimated costs associated with an involuntary plan of termination of certain of Insignia’s employees. This plan will be implemented concurrently with the closing of the Insignia acquisition. CBRE Holding has also recorded as a component of the Insignia purchase price the estimated cost to exit duplicate facilities of Insignia. These accruals have been recorded in accordance with EITF 95-3.

(i)	Reflects the incurrence and repayment of debt as follows:

(in thousands)
Non-current portion:
Additional tranche B term loan borrowings	$74,250
% senior notes due 2010	200,000
Repayment of Insignia’s revolving credit facility	(28,000)
Repayment of Insignia’s subordinated credit facility	(15,000)

Adjustment to non-current portion of long-term debt	$231,250

Current portion:
Current portion of additional tranche B term loan borrowings	$750

Adjustment to current portion of long-term debt	$750

The additional tranche B term loan borrowings are expected to bear interest at varying rates based, at our option, on either LIBOR plus 4.25% or the alternate base rate plus 3.25% as determined by a financial ratio to be set forth in the amended and restated credit agreement governing our senior secured credit facilities. The alternate base rate is the higher of Credit Suisse First Boston’s prime rate and the effective federal funds rate plus 0.50%. The additional tranche B term loan borrowings will require quarterly principal payments of $187,500, with the remaining outstanding principal due on July 18, 2008.

(j)	Represents the write-off of Insignia’s historical deferred rent liability, offset by the fair value of Insignia’s above market leases.

(k)	Represents the elimination of Insignia’s historical equity (after adjustments for dispositions) and the issuance of 6,250,000 shares of $0.01 par value Class B common stock of CBRE Holdings to the Blum funds as follows:

(in thousands)
Elimination of Insignia’s equity:
Insignia’s historical preferred stock	$(4)
Insignia’s historical common stock	(232)
Insignia’s additional paid-in capital	(287,255)
Repayment of notes receivable from sale of stock	1,193
Insignia’s accumulated earnings	(119,662)
Insignia’s accumulated other comprehensive loss	5,095

Pro forma adjustments to Insignia’s historical equity	$(400,865)

Issuance of CBRE Holding common stock to the Blum funds:
Class B shares of common stock	$63
Additional paid-in capital	99,937

Equity issued to the Blum funds	$100,000

Net pro forma adjustments to equity	$(300,865)

The net decrease in additional paid-in capital of $187.3 million is comprised of the elimination of Insignia’s additional paid-in capital of $287.2 million, offset by the increase in additional paid-in capital of $99.9 million associated with the equity issued to the Blum funds. The Blum funds have committed to provide $100.0 million in equity to fund a portion of the Insignia acquisition through the purchase of 6,250,000 shares of Class B common stock, $0.01 par value, of CBRE Holding at $16.00 per share. See the information under the caption “The Insignia Acquisition and Related Transactions” in Item 9.

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2002

(in thousands)

	Historical		Pro Forma Adjustments
	CBRE Holding	Insignia	Dispositions(a)	Insignia Acquisition	Pro Forma Combined

Revenue	$1,170,277	$721,223	$(147,338)	$—	$1,744,162
Costs and expenses:
Commissions, fees and other incentives	554,942	—	—	—	554,942
Operating, administrative and other	493,949	—	—	—	493,949
Costs and expenses—Insignia	—	669,067	(137,651)	222 (b)	531,638
Depreciation and amortization	24,614	24,661	(6,413)	1,134 (c)	43,996
Equity income from unconsolidated subsidiaries	(9,326)	(3,482)	3,482	—	(9,326)
Merger-related and other nonrecurring charges	36	—	—	—	36

Operating income	106,062	30,977	(6,756)	(1,356)	128,927
Interest income	3,272	3,951	(44)	—	7,179
Interest expense	60,501	10,992	(2,138)	25,023	94,378

Income before provision for income taxes	48,833	23,936	(4,662)	(26,379)	41,728
Provision for income taxes	30,106	10,719	(2,103)	(10,552)	28,170

Income from continuing operations	$18,727	$13,217	$(2,559)	$(15,827)	$13,558

Notes to Unaudited Pro Forma Combined Statements of Operations

for the Twelve Months Ended December 31, 2002

(a)	Reflects the elimination of the historical results of (1) the residential real estate services subsidiaries, which were sold to Montauk Battery Realty, LLC on March 14, 2003, and (2) the designated real estate assets, which are anticipated to be sold in connection with the pro forma transactions. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2002.

(b)	This adjustment represents incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the assumed Insignia acquisition closing date of January 1, 2002.

(c)	This increase is comprised of pro forma amortization expense related to Insignia’s property management contracts established in purchase accounting over their estimated useful lives of up to six years, partially offset by the reversal of Insignia’s historical amortization expense. There were no adjustments made to Insignia’s historical depreciation expense.

(d)	The increase in pro forma interest expense as a result of the pro forma transactions is summarized as follows:

(in thousands)
Interest on senior notes to be offered at an assumed 11.0% per annum (1)	$22,000
Interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (2)	4,573
Additional 0.50% interest rate margin on existing senior secured term loan facilities	1,249
Incremental revolving credit facility loans at LIBOR plus 3.75%	1,092
Amortization of deferred financing costs over the term of each respective debt instrument	2,824
Incremental commitment and administration fees	231

Subtotal	31,969
Less: cash interest expense of Insignia	(5,760)
Less: amortization of deferred financing costs of Insignia	(1,186)

Subtotal	(6,946)

Net increase in interest expense	$25,023

(1)	If this rate were to be 0.25% higher or lower, cash interest expense would increase or decrease by $500,000 for the twelve months ended December 31, 2002.

(2)	If this rate were to be 0.25% higher or lower, cash interest expense would increase or decrease by $187,000 for the twelve months ended December 31, 2002.

Our existing credit facilities include a $50.0 million tranche A term loan facility and a $90.0 million revolving credit facility that each bore interest prior to the Insignia acquisition at LIBOR plus 3.25% and a $185.0 million tranche B term loan facility that bore interest prior to the Insignia acquisition at LIBOR plus 3.75%. For purposes of the calculations above, LIBOR is based on the average three month LIBOR rate for fiscal year 2002. In connection with the Insignia acquisition, the interest rate margin on each of our revolving credit facility, tranche A term loan facility and tranche B term loan facility will increase by 0.50%. The tranche A term loan facility had an outstanding balance of $38.75 million as of December 31, 2002, after four quarterly principal payments made during 2002 totaling $7.5 million in the aggregate. The tranche B term loan facility had an outstanding balance of $182.3 million as of December 31, 2002, after four quarterly principal payments during 2002 totaling $1.875 million in the aggregate. The incremental revolving credit facility loans reflect the difference between Insignia’s outstanding revolving credit facility balance as of December 31, 2002 of $95.0 million and the amounts outstanding in excess of $95.0 million during 2002 (the amount that was repaid from the proceeds of the pro forma transactions). Such excess was assumed to be financed under our existing revolving credit facility at LIBOR plus 3.75%. In addition, commitment fees under our revolving credit facility will increase by 0.25%. As a result of the pro forma transactions, pro forma cash interest expense will increase to $87.8 million.

(e)	Represents the tax effect of the pro forma adjustments included in notes (a) through (c) above at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.